Exhibit 99.1


                                  PRESS RELEASE

Monterey Gourmet Foods, Inc.
1528 Moffett Street
Salinas, California 93905
831/753-6262

FOR IMMEDIATE RELEASE

           Monterey Gourmet Foods Projects First Quarter 2007 Results

SALINAS, CA (April 23, 2007) -- Monterey Gourmet Foods (NASDAQ: PSTA) today announced that its first quarter sales are expected to increase approximately 10% over the same quarter in 2006. Net income is expected to approximate $.02 per share. Complete financial results are scheduled to be released May 8, 2007.

Eric Eddings, President/CEO of Monterey Gourmet Foods, explained, "We are encouraged with the direction of our first quarter. Our preliminary indications show that sales grew by double digits and our net income grew by triple digits when compared to the first quarter of 2006. We continue to make process improvements and introduce innovative products, some of which were delayed into the second quarter."

Mr. Eddings commented on new organizational changes, stating: "Dan Brown, our Vice President of Operations, now has responsibility for all three of our manufacturing plants. With this assignment, Dan has the responsibility to maximize efficiency across all of our plants, including balancing production and equipment needs, and implementing process improvement opportunities."

"In addition," Mr. Eddings continued, "we now have a dedicated resource for our supply chain management that is addressing our freight consolidation and purchasing synergy projects. The freight project is just now starting to see some improvements in our cost structure as we contract with national and regional carriers. Preliminary review of this ongoing project shows us that the freight savings should reduce our SG&A costs by two to three percent."

"Thirdly, we have streamlined our human resources department dedicating key support to coaching and compliance. We have a new manager within H/R who is responsible for recruiting as well as training and coaching our employees for continued success and increased productivity. We also have implemented a single profit-linked incentive plan for all of our managers that encourages teamwork within our organization."

Mr. Eddings commented on the new product introductions saying, "We have recently received new orders for our new Tuscan Bean spreads which will be produced in our Seattle, Wash., facility. Our Sonoma Blue Jack, a sliceable Sonoma Jack Cheese with the flavor profile of a traditional Blue Cheese, has been introduced and is currently receiving orders. In addition, our Casual Gourmet sausage line has been revitalized and is quickly securing distribution four times greater than prior year. With the efforts of our new sales structure, new and existing items will give us more than 2,000 new points of distribution in the marketplace."

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In addition, Mr. Eddings stated: "Our continued investment in culinary innovation during the first quarter is starting to pay dividends. Several new items developed by our culinary experts are shipping in the second quarter of 2007. We are introducing a new line of authentic Classic Italian Pastas with simple ingredient statements, minimal cook times, and a new innovation in dough that will bring renewed excitement to the fresh pasta category. The first of several new items in this line, Chicken and Lemon Borsellini, will ship within the next few weeks. This new item, an Italian Classic by Marco Rossi, cooks in two minutes--a third less time than our traditional pasta items."

In conclusion, Eddings emphasizes that "while we still have challenges ahead, we believe our recent achievements validate our strategy and will lead us to future success. Our annual report will be printed this week for mailing to our shareholders in early May. This publication will give further insight to our vision as a Company. On Wednesday, April 25, 2007, information will be released concerning our first quarter earnings call taking place on May 8--we wish to invite all interested parties to listen as we further discuss recent developments and future initiatives."


MORE ABOUT MONTEREY GOURMET FOODS (PSTA)
Monterey Gourmet Foods manufactures USDA inspected, fresh gourmet refrigerated food products at its integrated 133,000 square foot corporate headquarters, distribution, and manufacturing facilities in Salinas (Monterey County), Calif., Seattle, Wash., and Eugene, Ore. Monterey Gourmet Foods has national distribution of its products in more than 10,000 retail and club stores throughout the United States and selected regions of Canada, the Caribbean, Latin America, and Asia Pacific. For more information about Monterey Gourmet Foods, visit www.MontereyGourmetFoods.com.

This press release contains forward-looking statements concerning unannounced results of operations for the most recent quarter and sales for future periods including without limitation such terms as "we are encouraged," "expected." "preliminary indications," "should see," "starting to pay dividends, "will ship," "will lead us" and `are introducing." These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Consequently, the Company wishes to caution readers not to place undue reliance on any forward-looking statements. Among the factors that could cause Monterey Gourmet Foods' actual results to differ from such forward-looking statements are the following: (i) the process associated with the integrations of all the Company's brands, plants and sales force, (ii) a significant reduction of sales to two major customers currently comprising a majority of total revenues, (iii) the retention of newly acquired customers including achieving volume projections for these new customers, (iv) the Company's ability to achieve improved production efficiencies, (v) the timely and cost-effective introduction of new products in the coming months, (vi) the utilization of the recently-completed plant expansion and the increased fixed costs associated with increased plant capacity, (vii) retention of key personnel and retention of key management, (viii) the risks inherent in food production, (ix) intense competition in the market in which the Company competes and (x) Monterey Gourmet Foods' ability to source competitively priced raw materials to achieve historical operating margins. In addition, the Company's results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes, and laws and regulations in markets where the Company competes.

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The Company has provided additional information regarding risks associated with the business in the Company's Annual Report on Form 10-K for fiscal 2006, its Proxy Statement filed April 21, 2006, and Form 8-K filed on February 21, 2007. The Company undertakes no obligation to update or revise publicly, any forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT: Eric Eddings, Chief Executive Officer, erice@montereygourmetfoods.com
         Scott Wheeler, Chief Financial Officer, scottw@montereygourmetfoods.com

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